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                                                                      EXHIBIT 99

                       [CROWN MEDIA HOLDINGS, INC. LOGO]

FOR IMMEDIATE RELEASE

              CROWN MEDIA COMPLETES $265 MILLION PRIVATE PLACEMENT,
                          SECURES ADDITIONAL FINANCING


GREENWOOD VILLAGE, COLO. - DECEMBER 18, 2001 - Crown Media Holdings, Inc. (Nasdaq: CRWN) announced the issuance of $265 million of 6.75% subsidiary trust preferred securities and contingent appreciation certificates in a private placement with institutional investors. The certificates entitle the holder to receive cash or, at the holder's option, to purchase shares of Crown Media's Class A common stock at an exercise price of $13.07 per share. The certificates, if converted, would represent approximately 10.1 million shares of Class A common stock.

Crown Media may cause the subsidiary trust preferred securities to be redeemed or purchased at any time after December 15, 2003. Investors may exercise the certificates at any time after the subsidiary trust preferred securities are redeemed or purchased, but no later than March 15, 2008. Investors will receive a minimum return of 14% to 18%, depending on the time of redemption or purchase, and are limited to a maximum return of 25%. The return will be attained through a combination of interest and common stock price appreciation.

Crown Media will use a portion of the proceeds to reduce the amount outstanding under its bank credit facility and for working capital. The Company will also repay certain debt outstanding under lines of credit provided by a subsidiary of Hallmark Cards, Incorporated and amounts payable to Hallmark Entertainment Distribution, LLC pursuant to certain program license agreements. In conjunction with the private placement, Crown Media increased the size of its bank credit facility by $35 million to a total of $320 million.

David Evans, President and CEO of Crown Media Holdings, commented, "Over the course of approximately two years, we have grown our distribution to over 85 million subscribers, re-branded our channels under the globally-recognized Hallmark name, and secured access to over 4,000 hours of programming, through film asset purchases and long-term agreements. This private placement, combined with the upsizing of our credit facility, further strengthens Crown Media's balance sheet and positions the company for continued growth. It reflects positively on Crown's business that we were able to complete these transactions in this difficult financing environment."

In connection with the private placement, Crown Media is filing a Current Report on Form 8-K with the Securities and Exchange Commission.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and


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distributes the Hallmark Channel in the U.S. and more than 100 international markets. The combined channels have over 85 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, and J. P. Morgan Partners (BHCA), L. P.

ABOUT HALLMARK CARDS

Kansas City-based Hallmark is known throughout the world for its greeting cards, related personal expression products, and television's most honored and enduring dramatic series, the Hallmark Hall of Fame. The company's Hallmark Entertainment, Inc. subsidiary is the world's leading producer of movies and mini-series for television; its Binney & Smith subsidiary, maker of Crayola(R) crayons and markers, is the leading producer of art materials for children and students. Through licensing leadership and joint ventures, Hallmark continues to expand its product formats and distribution avenues. The company, which has wholly owned subsidiaries in 12 countries, publishes products in 30 languages and distributes them in more than 100 countries. In 2000, Hallmark reported consolidated net revenues of $4.3 billion.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended September 30, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

INVESTOR RELATIONS:                             MEDIA:
Karen Pisciotta                                 Les Eisner
Lippert/Heilshorn & Associates                  The Lippin Group
212-838-3777 ext. 6610                          323-965-1990
kpisciotta@lhai.com                             leisner@lippingroup.com


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John Nesbett                                    Don Ciaramella
Lippert/Heilshorn & Associates                  The Lippin Group/NY
212-838-3777 ext. 6631                          212-986-7080
jnesbett@lhai.com                               don@lippingroup.com